Exhibit 99.1

News Release	BJ Services Company
4601 Westway Park Blvd.
Houston, Texas 77041
Contact: Jeff Smith	713/462-4239

BJ SERVICES REPORTS FIRST FISCAL QUARTER NET LOSS

FROM CONTINUING OPERATIONS OF $0.03 PER DILUTED SHARE

Houston, Texas. February 8, 2010. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported that revenue in the first quarter of fiscal 2010, which ended December 31, 2009, was $931.5 million, representing a 6% increase from the $878.2 million reported in the previous quarter and a 34% decrease from the $1.4 billion reported in the first quarter of fiscal 2009. Operating loss for the quarter was $10.8 million, compared to an operating loss of $15.0 million for the previous quarter and operating income of $221.3 million in the first quarter of fiscal 2009. The Company reported a net loss from continuing operations of $8.4 million, or $(0.03) per diluted share, for the first quarter of fiscal 2010 compared to a net loss from continuing operations of $(0.01) per diluted share for the previous quarter and net income from continuing operations of $0.51 per diluted share for the first quarter of fiscal 2009.

Discontinued operations, consisting of the Company’s pressure pumping business in Russia, accounted for a net loss of $(0.02) per diluted share in the first quarter of fiscal 2010, compared to a net loss of $(0.02) per diluted share for the previous quarter and a net loss of less than one cent per diluted share for the first quarter of fiscal 2009. The Company completed its last pressure pumping contract in Russia in July, so the Company reclassified its Russia pressure pumping business as a discontinued operation in the fourth quarter of fiscal 2009 and, accordingly, recast prior periods to conform to that presentation.

First quarter 2010 results included costs of $3.1 million related to the pending merger with Baker Hughes Incorporated, primarily representing legal fees associated with the transaction. Operating income (loss) as a percentage of revenue was (1.2) % in the first quarter of fiscal 2010, compared to (1.7) % in the previous quarter and 15.6% in the comparable quarter of the prior year.

Commenting on the results, Chairman and CEO Bill Stewart said, “Our first quarter results reflected the second consecutive quarter of sequential improvement in revenue, operating income and operating income margin. U.S. drilling activity, particularly with respect to oil exploration, as measured by average active drilling rigs, increased 14% sequentially, but declined 42% compared to the same period a year ago. Natural gas drilling was 7% higher sequentially, and North America natural gas prices have improved somewhat as supply and demand are beginning to get more in balance. Our Canadian operations improved significantly from the previous quarter, primarily reflecting increased activity in the Montney and Horn River gas plays and the Bakken and other emerging oil plays. International pressure pumping revenues and margins improved sequentially, as international drilling activity improved 6%. Our Oilfield Services Group results declined sequentially, primarily as a result of fewer international completion tool shipments and a seasonal decline in process and pipeline activity.

“We experienced increased service activity and a generally stable to slightly improved pressure pumping pricing environment in the U.S. and Canada markets during the quarter, as capacity utilization unproved. Our international pressure pumping business remains strong, and we anticipate that a number of sizable completion tool sales during our fiscal second quarter will lead to improved results from our oilfield services group. We continue to focus on our customers and meeting their needs, as we draw closer to the completion of the merger with Baker Hughes, expected to occur in March.”

During the quarter, cash and cash equivalents decreased $21.6 million to $261.1 million, as the Company continued to generate positive operating cash flow, but increased investment in working capital to support revenue growth during the quarter. The Company paid $14.7 million in dividends and incurred $39.7 million in capital expenditures during the current year quarter.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	December 31		September 30
	2009	2008	2009
Revenue	$931,547	$1,416,788	$878,172
Operating Expenses:
Cost of sales and services	860,674	1,083,934	810,021
Research and engineering	15,501	17,120	16,133
Marketing	24,570	30,693	24,849
General and administrative	42,188	41,988	40,763
Pension settlement	—	21,695	—
Loss (gain) on disposal of assets	(586)	34	1,380

Total operating expenses	942,347	1,195,464	893,146

Operating income (loss)	(10,800)	221,324	(14,974)

Interest expense	(7,079)	(6,042)	(6,741)
Interest income	7	515	27
Other income (expense), net	(1,620)	1,709	(5,780)

Income (loss) from continuing operations before income taxes	(19,492)	217,506	(27,468)
Income tax expense (benefit)	(11,091)	67,043	(24,677)

Income (loss) from continuing operations	(8,401)	150,463	(2,791)
Loss from discontinued operations, net of tax	(4,874)	(1,225)	(7,156)

Net income (loss)	$(13,275)	$149,238	$(9,947)

Basic Earnings (Loss) Per Share:
Continuing operations	$(0.03)	$0.51	$(0.01)
Discontinued operations	(0.02)	—	(0.02)

Net income (loss) per share	$(0.05)	$0.51	$(0.03)

Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.03)	$0.51	$(0.01)
Discontinued operations	(0.02)	—	(0.02)

Net income (loss) per share	$(0.05)	$0.51	$(0.03)

Weighted Average Shares Outstanding:
Basic	293,463	292,685	292,123
Diluted	293,463	293,910	292,123

Supplemental Data:
Depreciation and amortization	$75,549	$69,363	$78,126
Capital expenditures	39,722	117,124	79,974
Debt at end of period	509,754	553,357	506,112

Operating Highlights

Following are the results of operations for the three months ended December 31, 2009, December 31, 2008 and September 30, 2009:

	Three Months Ended
	December 31		September 30
	2009	2008	2009

U.S./Mexico Pressure Pumping
Revenue	$384,876	$721,546	$342,697
Operating Income	(16,933)	151,885	(34,931)
Operating Income Margins	-4%	21%	-10%

Canada Pressure Pumping
Revenue	$82,313	$131,810	$58,995
Operating Income	4,498	28,843	(1,516)
Operating Income Margins	5%	22%	-3%

International Pressure Pumping
Revenue	$283,867	$314,114	$257,552
Operating Income	26,520	46,482	21,645
Operating Income Margins	9%	15%	8%

Oilfield Services Group
Revenue	$180,491	$249,318	$218,928
Operating Income	4,215	41,195	30,338
Operating Income Margins	2%	17%	14%

Corporate
Operating Loss	$(29,100)	$(47,081)	$(30,510)

December Quarter Review

U.S./Mexico Pressure Pumping Services first quarter 2010 revenue of $384.9 million was 12% higher than the September 2009 quarter (sequential) with average active drilling rigs for the same period increasing 14%. Compared to the December 2008 quarter (year-over-year), revenue decreased 47% on a 42% decrease in average active drilling rigs. Sequentially, revenue improved most notably in the Permian Basin, South Texas, East Texas and Mid-Continent. For the year-over-year periods, the steep declines were attributable to lower fracturing and cementing activity in the U.S., coupled with reductions in pricing for our services and products. In Mexico, sequential revenue was down 17% due to lower drilling activity, while revenues increased 11% year-over-year due to new projects and increased activity both onshore and offshore. Operating margin for U.S./Mexico improved to a loss of (4)% in the first quarter from an operating loss of (10)% in the previous quarter, primarily as a result of increased activity and slightly improved pricing in some areas. Year-over-year, operating margin declined from a positive operating margin of 21% in the same quarter last year. The lower operating margin in the first quarter of fiscal 2010 was primarily attributable to decreased activity and lower pricing, partially offset by cost reduction initiatives put into place during fiscal 2009.

Canada Pressure Pumping Services first quarter 2010 revenue of $82.3 million was 40% higher sequentially with average drilling rig activity up 49%, primarily reflecting increases in fracturing and cementing activity. Year-over-year revenue decreased 38% with average drilling rig activity down 32% primarily as a result of lower drilling activity and lower pricing for our services and products as a result of lower demand. Operating margin for the first quarter of 2010 was 5%, improving from (3)% in the previous quarter and down from 22% in the same quarter last year. The sequential margin improvement was primarily the result of increased activity partially offset by unfavorable job mix during the current quarter. The year-over-year margin decline was largely attributable to decreased activity and lower pricing, partially offset by cost reduction initiatives implemented during 2009 and more favorable job mix.

International Pressure Pumping Services first quarter 2010 revenue of $283.9 million increased 10% compared to revenue of $257.6 million in the 2009 fourth fiscal quarter, with average active drilling rig levels increasing 6% for the same period. Revenue compared to the same quarter last year decreased 10% with average active drilling rig count decreasing at the same rate.

Percentage changes in revenue by region compared to the fourth quarter and first quarter of fiscal 2009 are as follows:

Region	Sequential	Year Over Year
Europe	35%	32%
Middle East	3%	-21%
Asia Pacific	-3%	-25%
Latin America	14%	-4%

The sequential improvement in Europe is largely attributable to increased activity in the North Sea and the Netherlands. The sequential increase in the Middle East is primarily attributable to increased activity in Azerbaijan, partially offset by lower activity in Kuwait. The sequential decline in Asia Pacific was primarily attributable to reduced activity in Malaysia, partially offset by increases in Australia and New Zealand. The sequential increase in Latin America is largely the result of higher activity in Argentina, Peru, Angola and other Southern West Africa countries.

Year-over-year, revenue decreased significantly in each segment of our International Pressure Pumping operations, with the exception of Europe, with average active international drilling rigs declining 10%. Revenue in Europe increased primarily as a result of high service activity in Norway, the Netherlands and continental Europe. Asia Pacific revenue was lower as a result of significantly lower activity in China, as well as lower activity in Malaysia, Thailand and Indonesia. Middle East revenue was lower, primarily as a result of lower activity and project delays in India, Kazakhstan, Saudi Arabia, Egypt and Libya. Latin America revenue was slightly lower as increased activity in Brazil and new contracts in Angola and Congo were offset by lower activity in Argentina, Venezuela and Peru.

Operating income margin for International Pressure Pumping was 9% for the first quarter of fiscal 2010, compared to 8% in the previous quarter and 15% for the same quarter last year. Sequential margin improvement in the Latin America and Europe regions were partially offset by lower margins in Asia Pacific and Middle East. Year-over-year margin declines are largely attributable to the activity-related revenue decrease in most international regions and lower pricing in certain markets.

We completed work on our final pressure pumping contract in Russia in July 2009. Consequently, we classified the Russia pressure pumping unit as a discontinued operation in the fourth quarter of fiscal 2009. Accordingly, the historical results of our Russian pressure pumping operations have been recast for all periods presented. As soon as our contractual obligations were fulfilled, we began the process of redeploying and liquidating assets associated with this business and other exit activities. In the fourth quarter of fiscal 2009, we recorded charges totaling $6.6 million in connection with these exit activities, including employee separation costs, fixed asset and inventory impairment charges and freight costs to redeploy certain pressure pumping assets into other markets. During the first quarter of fiscal 2010, we recorded costs totaling $4.9 million associated with these exit activities.

In January 2010, the Venezuelan government devalued its bolivar currency. We anticipate that we will record a one-time currency exchange loss of less than $10 million during the fiscal second quarter in remeasuring our net bolivar-based assets and liabilities. This estimate is based on our net position as of December 31, 2009 and our current understanding of how the new two-rate structure will apply to our Venezuela operations.

Oilfield Services Group first quarter 2010 revenue of $180.5 million decreased 18% sequentially, and 28% year-over-year. Percentage changes in revenue by division compared to the fourth quarter and first quarter of fiscal 2009 are as follows:

Division	Sequential	Year-Over-Year
Tubular Services	2%	-24%
Process and Pipeline Services	-20%	-22%
Chemical Services	2%	-17%
Completion Tools	-48%	-50%
Completion Fluids	-1%	-25%

Revenue for Tubular Services, Chemical Services and Completion Fluids were relatively flat compared to the previous quarter. Completion Tools showed the largest sequential decrease due to large contract deliveries in the prior quarter that did not repeat in the current quarter. The sequential decrease in Process and Pipeline Services revenue is primarily due to the seasonal decline in maintenance and inspection activity in international markets.

Year-over-year, the decreases in Completion Tools and Completion Fluids were largely attributable to significantly lower activity in the U.S. Gulf of Mexico. In addition, the first quarter of fiscal 2009 included a large international sale of completion tools which did not repeat in fiscal 2010. Chemical Services revenue was lower due to the reduced drilling activity in the U.S. and Canada. Tubular Services revenue was lower as a result of lower activity in the Gulf of Mexico in addition to rig movement and delays in some international projects. Process and Pipeline Services revenue was lower due to lower activity and deferred customer spending in the Middle East and Asia Pacific markets.

The Oilfield Services Group operating income margin for the quarter was 2%, down from 14% in the previous quarter and 17% in the prior year’s first quarter, primarily as a result of the decreased activity described in the previous paragraphs.

Corporate results for the first quarter of fiscal 2010 included $3.1 million of costs related to the pending merger with Baker Hughes Incorporated. Corporate results for fiscal 2009 included non-cash charge of $21.7 million in connection with the settlement of a frozen U.S. defined benefit plan.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the December 2009 quarter compared to the September 2009 quarter and the December 2008 quarter. The information presented is based on our combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year
U.S.	10%	-46%
Canada	19%	-36%

Total	12%	-44%

Latin America	-4%	-6%
Europe/Africa	6%	11%
Middle East	0%	-33%
Asia Pacific	9%	-27%

Total	6%	-34%

Additional Information

The Company will not hold a conference call following this earnings release. However, the Company intends to file its Quarterly Report on Form 10-Q for the period ended December 31, 2009 with the Securities and Exchange Commission (the “SEC”) later today. A copy of the report will be available on our web site at www.bjservices.com. Stockholders may request a printed copy of our complete audited financial statements free of charge by forwarding a written request to Investor Relations, BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442.

In addition, on October 14, 2009, Baker Hughes (BHI-NYSE) filed a Registration Statement on Form S-4 with the SEC, which includes a joint proxy statement of Baker Hughes and the Company regarding the proposed merger of the Company into a subsidiary of Baker Hughes. Baker Hughes filed amendments to the Registration Statement on December 21, 2009 and January 26, 2010. The joint proxy statement/prospectus and such other documents related to the Company may be obtained from the Company from our web site at www.bjservices.com or by directing a request to: BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442, Attention: Investor Relations, or by phone at 713-462-4239.

This news release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenue, expenses and profits, strategies for our operations, and other subjects, including satisfying the conditions to closing the merger with Baker Hughes as set forth in the merger agreement, conditions in the oilfield service and oil and natural gas industries and in the U.S. and international economy in general. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that could cause actual results to differ materially from the results expected. These risk factors include, but are not limited to, general economic and business conditions, global economic growth and activity, oil and natural gas market conditions, political and economic uncertainty, and other risks and uncertainties described in our Annual Report on Form 10-K and subsequent public filings with the SEC.

BJ Services Company is a leading worldwide provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)